Exhibit 3.33

ARTICLES OF INCORPORATION

OF

EASTERN AMBULANCE SERVICE, INC. – LINCOLN

The undersigned natural persons of legal age, acting as incorporators under the Nebraska Business Corporation Act, adopt the following Articles of Incorporation:

ARTICLE I. NAME

The name of the corporation is Eastern Ambulance Service, Inc. – Lincoln.

ARTICLE II. DURATION

The corporation’s duration is perpetual.

ARTICLE III. PURPOSES

This corporation is organized to engage in the rendering of ambulance, delivery, limousine, and paramedic-related medical services, and to do everything necessary, proper, advisable and convenient for the accomplishment of the above purposes, and to transact any or all lawful business for which corporations may be incorporated under the Nebraska Business Corporation Act, as amended from time to time.

ARTICLE IV. POWERS

The corporation shall have and may exercise all powers and rights (1) conferred upon corporations by the Nebraska Business Corporation Act as amended from time to time, (2) not otherwise denied corporations by the laws of the State of Nebraska, and (3) necessary, suitable, proper, convenient, or expedient to attainment of the purposes set forth in Article III.

ARTICLE V. AUTHORIZED SHARES

The aggregate number of shares which the corporation shall have authority to issue is 10,000 all common stock, having a par value of $1.00 each.

ARTICLE VI. PRE-EMPTIVE RIGHTS

No holder of any of the shares now or hereafter issued by the corporation shall be entitled as a matter of right to subscribe for or purchase any part of the unissued shares of the corporation of any class whatsoever or to subscribe for or purchase any additional shares, whether common, preferred or any other class, to be issued by reason of any increase in the authorized capital of the corporation, or to subscribe or purchase any bonds, certificates of indebtedness, debentures or other securities, convertible into shares of the corporation.

ARTICLE VII. RESTRICTION ON TRANSFER OF SHARES

The by-laws or an agreement signed by the corporation and all shareholders of the corporation may contain provisions restricting the transfer of stock of the corporation. No shareholder shall sell, assign, transfer, dispose of, or encumber any shares of stock in violation of any condition stated in the by-laws or any such agreement.

ARTICLE VIII. BY-LAWS

The shareholders shall adopt by-laws for the management of the corporation, which by-laws may be amended as provided therein.

ARTICLE IX. REGISTERED AGENT

The street address of the initial registered office of the corporation is 830 “L” Street, P.O. Box 83112, Lincoln, Lancaster County, Nebraska, 68508, and the name of its initial registered agent at such address is Marty J. Miller.

ARTICLE X. INCORPORATORS

The names and addresses of the incorporators are:

Name	Address
Marty J. Miller	930 Twin Ridge Road Lincoln, Nebraska 68510

Michael G. Dodge	6610 Woodthrush Lane Lincoln, Nebraska 68516

Russell J. Bayer	8520 Navajo Trail Lincoln, Nebraska 68520

Dated this 18th day of December, 1986.

Marty J. Miller, Incorporator	Michael G. Dodge, Incorporator

Russell J. Bayer, Incorporator

Secretary of State

Corporate Division

State of Nebraska

State Capitol

Lincoln, Nebraska 68508

CONSENT TO USE OF CORPORATE NAME

The undersigned, Eastern Ambulance Service, Inc., a Nebraska corporation, does hereby authorize and consent to the use of the name, “Eastern Ambulance Service, Inc. – Lincoln”, as the name of a Nebraska business corporation pursuant to Neb. Rev. Stat. §21-2007(3)(a).

Dated this 18th day of December, 1986.

EASTERN AMBULANCE SERVICE, INC.

(Formerly Eastern Nebraska Ambulance Service, Inc.)

By:
Marty J. Miller, President

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